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                                                                  EXHIBIT 99.16

               CONSENT OF MORGAN STANLEY & CO. INCORPORATED

February 27, 1996

First Interstate Bancorp

633 West Fifth Street

Los Angeles, California 90071

Dear Sirs:

  We hereby consent to the inclusion in this Registration Statement on Form S-4 and related Joint Proxy Statement/Prospectus with respect to the proposed merger of First Interstate Bancorp with Wells Fargo & Company, of our opinion letter appearing as Appendix H to the Joint Proxy Statement/Prospectus which is part of such Registration Statement, and to the references to our firm name under the captions "SUMMARY--Opinions of First Interstate Financial Advisors" and "THE MERGER--Background of the Merger", "--Reasons of First Interstate for the Merger; Recommendation of First Interstate Board of Directors," "-- Opinions of First Interstate Financial Advisors." In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                              /s/ Donald A. Moore, Jr.

                                          By: ____________________________

                                              Donald A. Moore, Jr.

                                              Managing Director